EXHIBIT 99.1

Press Release                      FOR IMMEDIATE RELEASE
                                   ---------------------
                                   Contact:  Thomas J. Noe, Investor Relations
                                   Telephone: (513) 870-3530
                                   E-Mail:  tnoe@pcbionline.com


                 PEOPLES COMMUNITY BANCORP, INC.
            ANNOUNCES CONSUMMATION OF RIGHTS OFFERING
 AND SALE OF COMMON STOCK AND NET EARNINGS FOR THE THREE AND SIX
                   MONTHS ENDED MARCH 31, 2004


     Cincinnati, Ohio (April 27, 2004) - Peoples Community Bancorp, Inc. (NASDAQ:PCBI), parent of Peoples Community Bank, West Chester, Ohio, announced today the consummation of its rights offering to stockholders and concurrent community offering. As a result of the offering, which was oversubscribed, Peoples Community Bancorp sold a total of 1,365,674 shares of common stock at $20.00 per share. The Company's employee stock ownership plan purchased a total of 35,000 shares in the offering. Due to the oversubscription of the offering, the employee stock ownership plan's shares were voluntarily reduced from 150,000 shares. Net proceeds from the offering are expected to be approximately $26.8 million.

     Jerry D. Williams, the Company's President and Chief Executive Officer stated that "the Company was very pleased with the results of the offering and the level of participation by shareholders and members of the local community. Although the offering was oversubscribed, all existing shareholders received their total subscription." Commenting further on the offering, Mr. Williams stated that "the net proceeds will provide us with a strengthened equity base to support our continuing growth."

     The Company also announced net earnings for the three months ended March 31, 2004 of $663,000, or $.26 diluted earnings per share compared to $796,000, or $.32 diluted earnings per share, for the three months ended
March 31, 2003. For the six months ended March 31, 2004, the Company reported net earnings of $1,498,000 or $.59 diluted earnings per share compared to $1,762,000 or $.71 diluted earnings per share for the same period in 2003.

     The decreases in net earnings for the six and three months ended March 31, 2004, compared to the same periods in 2003 were primarily due to increases in general, administrative and other expenses, which were partially offset by an increase in net interest income and other income and a decrease in
provision for losses on loans and federal income taxes.   The increases in
general, administrative and other expenses were primarily due to costs associated with the continued expansion of the Bank's branch network and infrastructure. Increases in employee compensation and benefits of $523,000 and $1.2 million, for the three and six months ending March 31, 2004, respectively, compared to the same periods ending March 31, 2003, were due primarily to an increase in staffing levels to support the growth and branch structure of the Bank, normal merit increases, and an increase in health insurance and other employee benefits. Approximately sixteen (16) employees were included in the acquisition of two Ohio branch offices from Ameriana Bank and Trust in September 2003. Increases in data processing of $124,000 and $260,000, for the three and six months ending March 31, 2004, respectively, compared to the same periods ending March 31, 2003, reflect continued growth in loan and deposit accounts, as well as expenses related to the acquisition and conversion of accounts acquired from Ameriana.

     The increases in net interest income during the recent periods were due to continued growth in the loan portfolio and purchases of mortgage-backed securities that were partially offset by margin compression as yields on interest-earning assets fell more than those of interest- bearing liabilities. Although the provision for loan losses decreased in each of the three and six month periods ended March 31, 2004 compared to the same periods in 2003, the Bank continues to make substantial provisions to the allowance for loan losses due to an increase in the overall loan portfolio and a shift in emphasis from single-family loans to multi-family, commercial, development, consumer and unsecured loans, which have a higher degree of risk compared to single-family loans.

     The increases in other income during the three and six months periods ended March 31, 2004 were partially due to the gain on sale of loans in the secondary market. In connection with the acquisition of two branch offices of Ameriana Bancorp in September 2003, management initiated a program to originate and sell certain residential loans in the secondary market on a servicing released basis. Management believes that personnel added to the Bank's staff through the Ameriana transaction possess the requisite experience to promote this sales activity. This sales activity is being conducted in order to accommodate consumer demand through origination and sale of lower-rate, one-to four-family residential loans and as a means for the Bank to maintain its interest rate risk position. In addition, during the six months ended March 31, 2004, $206,000 was recorded as a gain on the sale of real estate resulting from the sale of a former branch office that was acquired in the Kenwood merger transaction.

     The decreases in the provision for federal income taxes for the 2004 periods were primarily due to decreases in pre-tax earnings. The Company's effective tax rates were 34.0% and 34.1% for the six month periods ending March 31, 2004 and 2003, respectively, and 34.0% for each of the three month periods ending March 31, 2004 and 2003.

     At March 31, 2004, the Company's assets totaled $852.5 million, an increase of $113.9 million, or 15.4%, compared to September 30, 2003. The increase in assets was comprised primarily of an increase of $86.4 million in mortgage-backed securities and an increase of $23.2 million in loans receivable, primarily funded by a $106.0 million increase in borrowings. Shareholders' equity totaled $49.1 million, or 5.8% of total assets, at March 31, 2004, an increase of $2.4 million, or 5.2%, over September 30, 2004 levels.

     Peoples Community Bancorp, Inc., headquartered in West Chester, Ohio, is the holding company for Peoples Community Bank. The Bank is a federally charted savings bank with 13 full service offices in Butler, Warren and
Hamilton counties in southwestern Ohio.   The Bank is an independent community
bank, which offers a wide variety of financial services and products to customers throughout the Greater Cincinnati metropolitan area.

                 Peoples Community Bancorp, Inc.
    CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                         (In thousands)
                                           March 31, 2004  September 30, 2003
                                           --------------  ------------------
ASSETS                                        (unaudited)

Cash and cash equivalents                      $  11,581       $  10,023
Investment securities                            233,217         146,426
Loans receivable                                 577,581         554,351
Fixed assets                                      15,721          13,056
Goodwill                                           5,306           5,528
Other assets                                       9,138           9,299
                                                 -------         -------
  Total assets                                  $852,544        $738,683
                                                 =======         =======
LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                        $461,144        $455,900
Borrowings                                       338,400         232,400
Other liabilities                                  3,890           3,684
  Total Liabilities                              803,434         691,984

Shareholders' equity                              49,110          46,699
                                                 -------         -------
  Total liabilities and shareholders' equity    $852,544        $738,683
                                                 =======         =======

                 Peoples Community Bancorp, Inc.
          CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
              (In thousands, except per share data)
                           (unaudited)

                                          Six Months Ended   Three Months Ended
                                              March 31,           March 31,
                                          ----------------   ------------------
                                           2004      2003      2004      2003
                                          -------  -------   -------    -------
Total interest income                     $19,905  $18,820   $10,032    $9,277

Total interest expense                      9,727    9,449     4,915     4,616
                                           ------   ------    ------     ------
  Net interest income before
     provision for losses on loans         10,178    9,371     5,117     4,661
Provision for losses on loans               1,800    2,110       900     1,059
                                           ------   ------    ------     ------
  Net interest income after
     provision for losses on loans          8,378    7,261     4,217     3,602
Other income                                  596      285       201       133
General, administrative and other expense   6,704    4,874     3,414     2,529
                                           ------   ------    ------     ------
  Earnings before income taxes              2,270    2,672     1,004     1,206
Federal income taxes                          772      910       341       410
                                           ------   ------    ------     ------
  NET EARNINGS                            $ 1,498  $ 1,762   $   663    $  796
                                           ======   ======    ======     ======
  EARNINGS PER SHARE
    Basic                                 $  0.60  $  0.72   $  0.27    $ 0.32
                                           ======   ======    ======     ======
    Diluted                               $  0.59  $  0.71   $  0.26    $ 0.32
                                           ======   ======    ======     ======